Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 333-46808 and 333-29023 of Polo Ralph Lauren Corporation and subsidiaries (the “Company”) on Form S-8 of our reports dated June 14, 2006, relating to the consolidated financial statements of Polo Ralph Lauren Corporation and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting dated June 14, 2006 (which report expresses an unqualified opinion on management’s assessment and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Polo Ralph Lauren Corporation and subsidiaries for the year ended April 1, 2006.
DELOITTE & TOUCHE LLP
New York, New York
June 14, 2006

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